FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
April 18, 2008	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS ON
THIRD QUARTER RESULTS

BOARD DECLARES QUARTERLY DIVIDEND OF $.10 PER SHARE

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. (“Bank”), today announced net income for the third quarter of fiscal 2008 of $898,000, or $.40 per diluted share, an increase of 37.8%, or $246,000, as compared to net income of $652,000, or $.29 per diluted share, earned during the same period of the prior year.  The increase in earnings, compared to the same period of the prior year, was primarily due to a 25.3% increase in net interest income and a 16.5% increase in non-interest income, partially offset by a 250.0% increase in provisions for loan losses and a 5.2% increase in non-interest expense.  Net income for the first nine months of fiscal 2008 was $2.58 million, or $1.17 per diluted share, an increase of 22.2%, or $469,000, as compared to $2.12 million, or $0.93 per diluted share, earned during the same period of the prior year.  The increase in earnings, compared to the same period of the prior year, was primarily due to a 15.2% increase in net interest income and a 9.1% increase in non-interest income, partially offset by a 71.9% increase in provisions for loan losses and a 6.8% increase in non-interest expense.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on April 18, 2008, declared its 56th consecutive quarterly dividend since the inception of the Company.  The $.10 cash dividend will be paid on May 30, 2008, to shareholders of record at the close of business on May 15, 2008.  The Board of Directors and management believe the continuation of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Balance Sheet Summary:

The Company experienced balance sheet growth with total assets increasing $25.2 million, or 6.6%, to $405.2 million at March 31, 2008, as compared to $379.9 million at June 30, 2007.  This growth was primarily due to increased loan balances and available-for-sale investments.  Asset growth has been funded with growth in retail and public unit deposits, Federal Home Loan Bank (FHLB) advances, and securities sold under agreements to repurchase.

Loans, net of the allowance for loan losses, increased $18.9 million to $331.0 million at March 31, 2008, an increase of 6.1%, as compared to $312.0 million at June 30, 2007.  The increase primarily reflects growth in residential real estate and commercial real estate loan balances of $8.9 million and $8.3 million, respectively.  Asset quality remains strong with annualized net loan recoveries for the first nine months of fiscal 2008 totaling 0.05% of average loans, compared to annualized net loan charge-offs of 0.04% during the same period of the prior year.  Our allowance for loan losses at March 31, 2008, totaled $3.19 million, representing 0.96% of total loans and 12,467% of non-performing loans, compared to $2.54 million, or .81% of total loans, and 9,845% of non-performing loans at June 30, 2007.  The increased allowance was primarily due to management’s belief that it is appropriate to maintain larger reserves in uncertain economic times.  In general, the Company does not anticipate that it will realize the level of credit problems that have been experienced by financial institutions more heavily involved in either subprime or Alt-A residential lending, or construction and development lending.

Total liabilities increased $22.9 million to $374.1 million at March 31, 2008, an increase of 6.5% as compared to $351.2 million at June 30, 2007.  Deposits increased $12.2 million to $282.3 million at March 31, 2008, as compared to $270.1 million at June 30, 2007.  The increase in deposits was due to a $15.2 million increase in certificates of deposit, and a $1.4 million increase in checking accounts, partially offset by a $4.7 million decrease in money market savings and money market deposit accounts.  The average loan to deposit ratio for the quarter was 116.1% as compared to 120.4% for the same period of the prior year.  FHLB advances increased $5.5 million to $59.5 million, as compared to $54.0 million at June 30, 2007.  At March 31, 2008, FHLB borrowings included $1.0 million in the form of short-term borrowings, compared to $7.0 million in short-term borrowings at June 30, 2007.

The Company’s stockholders’ equity increased $2.4 million, or 8.2%, to $31.1 million at March 31, 2008, from $28.7 million at June 30, 2007.  The increase was due to retention of net income, the exercise of stock options, and an increase in the market value of the investment portfolio, partially offset by stock repurchases and cash dividends.

The Company announced, on June 21, 2007, its intention to repurchase an additional 110,000 shares of its common stock, or approximately 5% of its 2.2 million outstanding shares.  To date, the Company has repurchased 49,343 shares under this program at an average cost of $14.81 per share.

Income Statement Summary:

The Company’s net interest income for the third quarter of fiscal 2008 was $3.1 million, an increase of $621,000, or 25.3%, as compared to the same period of the prior year.  For the first nine months of fiscal 2008, net interest income was $8.5 million, an increase of $1.1 million, or 15.2%, as compared to the same period of the prior year.  The third quarter increase was primarily due to an increase in average interest rate spread, as well as an increase in average interest-earning assets.  The increase for the fiscal year-to-date was due primarily to an increase in average interest-earning assets, as well as due to an increase in average interest rate spread.  For the third quarter, average interest-earning assets increased $31.5 million, while the average interest rate spread increased 44 basis points, to 2.95%, as compared to 2.51% for the same period of the prior fiscal year.  The increase in average interest rate spread, as compared to the same period of the prior fiscal year, was the result of a 52 basis point decrease in the average cost of interest-bearing liabilities, partially offset by an eight basis point decrease in the yield on interest-earning assets.  For the first nine months of fiscal 2008, average interest-earning assets increased $26.7 million, while the average interest rate spread increased 19 basis points, to 2.76%, as compared to 2.57% for the same period of the prior fiscal year.  The increase in average interest rate spread, as compared to the same period of the prior fiscal year, was the result of an eleven basis point increase in the yield on interest earning assets, combined with an eight basis point decrease in the average cost of interest bearing liabilities.

The Company’s non-interest income for the third quarter of fiscal 2008 was $601,000, an increase of $85,000, or 16.5%, as compared to the same period of the prior year.  For the first nine months of fiscal 2008, non-interest income was $1.8 million, an increase of $149,000, or 9.1%, as compared to the same period of the prior year.  The increases were primarily due to increased non-sufficient funds activity, debit card activity, and payment of loan late charges, and were partially offset by decreased secondary market residential real estate loan fee income.

Non-interest expense for the third quarter of fiscal 2008 was $2.0 million, an increase of $97,000, or 5.2%, as compared to the same period of the prior year.  For the first nine months of fiscal 2008, non-interest expense was $5.9 million, an increase of $372,000, or 6.8%, as compared to the same period of the prior year.  The increases were primarily due to higher expenses for compensation, data processing, accounting services, and processing additional debit card activity, as well as charges to amortize the Company’s investments in tax credits, and were partially offset by decreased advertising expenses, legal expenses, losses on disposition of foreclosed real estate, and other miscellaneous expenses.

The efficiency ratio for the third quarter and first nine months of fiscal 2008 was 54.0% and 57.1%, as compared to 63.6% and 61.0%, respectively, for the same periods of the prior fiscal year.  The ratios were improved due primarily to strong net interest income growth.

Income tax provisions for the third quarter of fiscal 2008 were $442,000, an increase of $112,000, or 34.0%, compared to the same period of the prior fiscal year.  For the first nine months of fiscal 2008, income tax provisions were $1.3 million, an increase of $199,000, or 18.5%, compared to the same period of the prior fiscal year.  The increases were primarily due to increased pre-tax income.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company’s market area, and competition.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company’s judgement as of the date of this release.  The Company disclaims however, any intent or obligation to update these forward-looking statements.

SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	March 31, 2008	June 30, 2007

Total assets	$ 405,154,000	$ 379,927,000
Available-for-sale securities	43,548,000	34,884,000
Loans, net	330,990,000	312,063,000
Allowance for losses on loans	3,195,000	2,538,000
Non-performing assets	82,000	148,000
Deposits	282,336,000	270,088,000
FHLB advances	59,500,000	54,000,000
Securities sold under repurchase agreements	22,650,000	17,758,000
Subordinated Debt	7,217,000	7,217,000
Stockholders' equity	31,079,000	28,714,000

Equity to assets ratio	7.67%	7.56%
Allowance as a percentage of gross loans	0.96%	0.81%
Non-performing loans as a percentage of loans	0.01%	0.01%

Per common share:
Closing Market Price	$ 15.10	$ 14.95
Tangible book value	13.09	12.06

	Three Months Ended March 31,		Nine Months Ended March 31,
Selected Operating Data:	2008	2007	2008	2007
Net interest income	$3,076,000	$2,455,000	$8,478,000	$7,357,000
Provision for loan losses	350,000	100,000	550,000	320,000
Noninterest income	601,000	516,000	1,791,000	1,642,000
Noninterest expense	1,987,000	1,889,000	5,861,000	5,489,000
Income taxes	442,000	330,000	1,274,000	1,075,000
Net income	$898,000	$652,000	$2,584,000	$2,115,000

Per common share:
Net earnings:
Basic	$.41	$.29	$1.18	$.95
Diluted	$.40	$.29	$1.17	$.93

Cash dividends	$.10	$.09	$.30	$.27

Average basic shares outstanding	2,212,961	2,228,514	2,194,069	2,228,373
Average diluted shares outstanding	2,223,677	2,272,349	2,203,772	2,271,399

Profitability Ratios:

Return on average assets	0.90%	0.71%	0.89%	0.78%

Return on average common equity	11.81%	9.22%	11.63%	10.20%

Net interest margin	3.25%	2.83%	3.09%	2.89%
Net interest spread	2.95%	2.51%	2.76%	2.57%

Efficiency Ratio	54.03%	63.58%	57.07%	60.99%